Exhibit 10.44

CONFORMED COPY

395 Hudson Street 3rd Floor New York, NY 10014 212.624.3700

As of November 2, 2016

Blake DeSimone

c/o WebMD Health Corp.

395 Hudson St. – 3rd Floor

New York, NY 10014

Dear Blake:

This letter agreement (“Agreement”) describes the amendments being made to the employment agreement between you and WebMD Health Corp. (“WebMD” or the “Company”) dated May 29, 2015 (the “Employment Agreement”), effective as of the date set forth above (except with respect to the compensation changes described in 1 below).

1.	Effective November 3, 2016, your base salary is $400,000 and your annual bonus target is 70%.

2.	Section 6(a) of your Employment Agreement is hereby amended by adding a new paragraph at the end thereof as follows:

“In the event of the termination of your employment without Cause or by you for Good Reason, in each case, following a Change of Control of WebMD (as defined in the Equity Plan), in addition to the payments set forth in Section 6(a) above and subject to Section 6(b) below and your continued and material compliance with all restrictive covenants to which you are bound (“Restrictive Covenant Agreements”), (1) you shall be entitled to receive the amount held (if any) on your behalf in the Company’s Supplemental Bonus Plan and Trust within 10 business days of the effectiveness of the Release specified in Section 6(b), and (2) all of the WebMD equity granted to you on or before November 2, 2016 (“Existing Equity”, with such existing options being referred to as the “Existing Options”) which remains outstanding at the time of such termination will be deemed fully vested on the date of termination, and the Existing Options shall remain outstanding as if you remained in the employ of the Company through the first anniversary of the date of termination (but no longer than the originally scheduled expiration date).

In addition, you may resign your employment without Good Reason at any time following the one year anniversary of a Change of Control of WebMD and receive all the payments and benefits set forth above in this Section 6(a), subject to Section 6(b) and your continued compliance with all Restrictive Covenant Agreements.”

3.	The definition of “Good Reason” as set forth on Annex A of the Employment Agreement is hereby amended as follows:

(a)	by replacing (1) in its entirety with the following “the Company removing you from the position of Chief Financial Officer”;

(b)	by adding the following proviso at the end thereof:

“; provided, however, that notwithstanding anything to the contrary, you shall not have Good Reason and it shall not be considered a breach of this Agreement if on or following a Change of Control of WebMD, you are not serving in the position of Chief Financial Officer so long as you are engaged in transitional responsibilities and duties or otherwise serve in a senior capacity.”

4.	Effect on Agreement. Except as set forth herein, the Employment Agreement and the equity award agreements relating to your Existing Equity remain in full force and effect.

Sincerely,

WEBMD HEALTH CORP

By:	/s/ Lewis H. Leicher
Lewis H. Leicher
Senior Vice President

Agreed to:

/s/ Blake DeSimone
Blake DeSimone

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